Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES COMPLETION OF $250 MILLION

ACCELERATED STOCK BUYBACK TRANSACTION WITH GOLDMAN, SACHS & CO.

West Palm Beach, FL, January 27, 2010 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that as of January 21, 2010, Goldman, Sachs & Co. completed the accelerated stock buyback transaction entered into as of November 9, 2009 (“ASB”), which resulted in the purchase of an additional 580,784 shares of common stock, for a total purchase of 5,455,591 shares at a total acquisition cost of $250 million. The ASB was part of the Company’s previously announced $500 million share repurchase program, and was funded using available cash on hand. FTI has today filed a Current Report on Form 8-K with the Securities and Exchange Commission concerning the completion of the ASB.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

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